Exhibit 10.6

AMENDED AND RESTATED CASH MANAGEMENT AGREEMENT

WITH REVOLVING CREDIT FACILITY

AutoTrader.com, Inc. / Cox Enterprises, Inc.

THIS AMENDED AND RESTATED CASH MANAGEMENT AGREEMENT (this “Agreement”) is effective as of the 15th day of December, 2010, by and between AutoTrader.com, Inc., a Delaware corporation with its principal place of business at 5775 Peachtree Dunwoody Road, Atlanta, GA 30342 (the “Company”), and Cox Enterprises, Inc., a Delaware corporation with its principal place of business at 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328 (“CEI”).

WHEREAS, the Company and CEI are party to that certain Cash Management Agreement dated as of May 4, 2010 (the “Original Cash Management Agreement”) relating to the management of the Company’s cash reserves and cash requirements by CEI under centralized cash management;

WHEREAS, the Company and CEI desire to amend certain provisions of the Original Cash Management Agreement to increase the amount of Cash Advances available to the Company under Section 6 thereof; and

WHEREAS, simultaneously with the execution and delivery hereof, each of the Company and CEI is delivering an amended and restated revolving promissory note to the other as evidence of certain of the repayment obligations set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto, intending to be legally bound, hereby agree that the Original Cash Management Agreement is amended and restated in its entirety as follows:

1. Depository Account. The Company has established a depository account at a financial institution mutually acceptable to the Company and CEI for purposes of this Agreement (the “Depository Account”).

2. Cash Deposits. The Company may deposit all or any of the Company’s cash amounts in the Depository Account. At the close of business each day, the full amount in the Depository Account shall then be transferred to an account of CEI established for such purpose, to be held by CEI for the Company in accordance with this Agreement. Such transfer shall be effected by a wire transfer of immediately available funds from the Company to CEI, or by such other means as shall be mutually agreed by the Company and CEI. Such transfer shall be recorded as a cash deposit immediately due to the Company on the books and records of CEI on the business day next succeeding such transfer. The amount held by CEI for the Company from time to time under this Agreement, including all interest thereon determined pursuant to Section 4, is referred to herein as the “Depository Amount.” The Depository Amount shall at all times be evidenced by the CEI Promissory Note (as defined below).

3. Investment of Cash Deposits. Without limiting Section 4, CEI may invest the Depository Amount or use it to fund CEI’s and its Affiliates’ operations. For purposes hereof, an

“Affiliate” of a person means any other person or entity, controlled, controlled by, or under common control with, such person, whether through the ownership of voting securities, by contract or otherwise. For purposes hereof, “control,” with respect to any person or entity, means the power to direct the management or policies of such person or entity and the terms “controlled by” and “controlling” shall have correlative meanings.

4. Rate of Return on Cash Deposits. The Depository Amount shall bear interest at a rate equal to the CEI Internal Corporate Rate. The “CEI Internal Corporate Rate” shall be equal to (i) if, overall, CEI is investing funds, the composite annual rate of return on CEI’s investments in commercial paper or other instruments of similar risk and liquidity, as the same may be adjusted from time to time or (ii) if, overall, CEI is borrowing, the annual rate which CEI is paying on its short-term borrowing facilities as the same may be adjusted from time to time. Interest shall accrue on the Depository Amount on a daily basis from the date of recorded deposit until the day immediately prior to payment, calculated on the basis of the actual number of days elapsed in a year consisting of 360 days.

5. Return of Cash Deposits; Late Payments. The Company shall have the right at any time and from time to time to require payment on demand of all or a portion of the Depository Amount (a “Payment”) (and the Depository Amount shall be reduced by the amount of such Payment), but in no event in an amount greater than the Depository Amount, subject to the other provisions of this Section 5, by wire transfer of immediately available funds to the Company, or by such other means as shall be mutually agreed by the Company and CEI. Demand shall be made by written notice to CEI, or by such other means as shall be mutually agreed by the Company and CEI. For purposes of this Agreement, each Payment shall be deemed made on the date of any such payment by CEI. Any Payment requested by the Company under this Section 5 shall be made on the same business day if CEI receives such request by 11:00 a.m. Atlanta, Georgia time, or on the next business day if CEI receives such request after 11:00 a.m. Atlanta, Georgia time. Any repayment of all or any portion of the Depository Amount (including, to the extent permitted by applicable law, past due interest and fees), which is not made by the date therefor pursuant to this Section 5 shall, to the extent permitted by applicable law, bear interest from the due date thereof, until paid, at the lesser of the CEI Internal Corporate Rate as in effect from time to time, plus 2.00% per annum, and the highest annual rate permitted by applicable law. Such interest shall accrue on a daily basis on the basis of the actual number of days elapsed in a year consisting of 360 days.

6. Cash Advances. Whenever the Company shall request a Payment in excess of the Depository Amount, upon request of the Company, CEI shall advance the full amount of such excess funds to the Company (a “Cash Advance”), but in no event shall the aggregate amount of all outstanding Cash Advances and all accrued interest thereon at any time exceed $25,000,000, without the consent of CEI, in its sole discretion. Any such Cash Advance shall be made by wire transfer of immediately available funds from CEI to the Company, or by such other means as shall be mutually agreed by the Company and CEI. Any Cash Advance hereunder shall be used by the Company, and/or its subsidiaries, for normal day-to-day operations of the Company, except as otherwise agreed by the Company and CEI. For purposes of this Agreement, each Cash Advance shall be deemed made on the date of any such payment by CEI. At all times, the outstanding balance of all Cash Advances and all interest accrued thereon determined pursuant to Section 7 shall be evidenced by the Company Revolving Promissory Note (as defined below).

To the extent that at any time the aggregate amount of all outstanding Cash Advances and all accrued interest thereon exceeds $25,000,000, the Company shall repay to CEI, on CEI’s demand, by wire transfer of immediately available funds from the Company to CEI, or by such other means as shall be mutually agreed by the Company and CEI, an amount sufficient to reduce the aggregate amount of all outstanding Cash Advances and all accrued interest thereon to $25,000,000. Any Cash Advance requested by the Company under this Section 6 shall be made on the same business day if CEI receives such request by 11:00 a.m. Atlanta, Georgia time, or on the next business day if CEI receives such request after 11:00 a.m. Atlanta, Georgia time.

7. Rate of Interest on Cash Advances. Each Cash Advance pursuant to Section 6 shall bear interest, on any day, at an annual rate of interest equal to the annual rate of interest in effect on such day in respect of the Company’s Tranche A Term Facility (the “Term Loan”) contemplated by the Credit and Guarantee Agreement among the Company, certain of its subsidiaries party thereto, the lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent, Goldman Sachs Bank USA and SunTrust Bank, as Co-Syndication Agents, and Wells Fargo Securities, LLC, Goldman Sachs Bank USA, SunTrust Robinson Humphrey, Inc., Fifth Third Bank, J.P. Morgan Securities LLC and UBS Securities LLC, as Arrangers (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), or, if at any time the Term Loan is not outstanding, the annual rate of interest that CEI and the Company reasonably determine would be in effect on such day in respect of the Term Loan if the Term Loan were outstanding on such day (such applicable annual rate of interest, the “Term Loan Rate”). Interest shall accrue on all Cash Advances on a daily basis from the date any such Cash Advance is made until the day immediately prior to the date repaid on the basis of the actual number of days elapsed in a year consisting of 360 days.

8. Reconciliation and Carry-Forward. The Depository Amount and the amount of all outstanding Cash Advances shall be determined as of the close of business on each day, and (a) the Depository Amount, if any, shall be recorded as an amount due from CEI to the Company; and (b) the amount of all outstanding Cash Advances, if any, shall be recorded as an amount due from the Company to CEI. The failure by the Company or CEI to record any amounts deposited or paid pursuant to this Agreement, or any interest accrued thereon, shall in no way affect the obligation of the Company or CEI, as the case may be, to pay all amounts in accordance with this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company and CEI acknowledge and agree that amounts owed by the Company to CEI pursuant to the Intercompany Services Agreement dated as of May 4, 2010 by and between the Company and CEI may, at the option of CEI, be settled through a Payment or, to the extent the Depository Amount is less than any such amounts, a Cash Advance, in each case as otherwise provided herein.

9. Repayment of Cash Advances; Late Payments. All Cash Advances shall be repaid on demand of CEI. When demand is made by CEI, the amount demanded shall be paid to CEI by wire-transfer of immediately available funds, or by such other means as shall be mutually agreed by CEI and the Company, not later than the date specified by CEI, which specified date shall not be prior to the fifth business day next succeeding such demand. Demand shall be made by written notice to the Company, or by such other means as shall be mutually agreed by CEI and the Company. Any repayment of a Cash Advance (including, to the extent permitted by applicable law, past due interest and fees), which is not made by the date therefor shall, to the extent permitted by applicable law, bear interest from the due date thereof, until paid, at the lesser of the Term Loan Rate as in effect from time to time, plus 2.00% per annum, and the highest annual rate permitted by applicable law. Such interest shall accrue on a daily basis on the basis of the actual number of days elapsed in a year consisting of 360 days. Notwithstanding anything to the contrary contained herein, at the close of business on each day, all Cash Advances then outstanding and all accrued interest thereon shall be repaid from the Depository Account to the extent of the Depository Amount at such time.

10. Prepayment of Cash Advances. Any and all Cash Advances may be prepaid in whole or in part in any amount at any time without any penalty whatsoever.

11. Non-Exclusive Borrowing Source. Notwithstanding the provisions of Sections 6 and 7, the Company shall have no obligation under this Agreement to borrow funds from CEI.

12. Monitoring. CEI will provide the Company a monthly statement of all amounts invested or borrowed and all interest charges payable to or by the Company.

13. Extension. This Agreement shall apply to transfers of cash between the Company and its subsidiaries, on the one hand, and CEI and any of its Affiliates (other than ATC and any of its subsidiaries), on the other hand.

14. Promissory Notes; Other Agreement. Amounts due to CEI from the Company from time to time pursuant to this Agreement shall, at the request of CEI, be evidenced by a revolving promissory note, which references this Agreement, from the Company to CEI (the “Company Promissory Note”), and amounts due to the Company from CEI from time to time pursuant to this Agreement shall, at the request of the Company, be evidenced by a revolving promissory note, which references this Agreement, from CEI to the Company (the “CEI Promissory Note”). This Agreement represents the entire understanding of the parties with reference to the matters set forth herein. Except for the Company Promissory Note and the CEI Promissory Note, this Agreement supersedes any and all other agreements between the Company and CEI (or between the Company and any other subsidiaries or Affiliates of CEI) relating to the subject matter hereof.

15. Term. The provisions of this Agreement shall commence on the date set forth above and shall remain in full force and effect unless amended by an agreement in writing signed by the parties. This Agreement may be terminated at any time by either party by written notice to the other party. In the event of termination, unless otherwise agreed by the parties, such termination shall be deemed a demand by the Company for return of funds under Section 5 (if CEI then holds any Depository Amount) and by CEI for repayment under Section 9 (if any Cash Advances by CEI to the Company pursuant to Section 6 are then outstanding). Notwithstanding the foregoing, this Agreement shall automatically terminate without any further action by any person or entity if, at any time, CEI and its Affiliates, other than the Company, own, in the aggregate, less than 50% of the issued and outstanding equity interests in the Company or 50% of the outstanding voting power of all classes of common stock of the Company, in each case on a fully-exercised and as converted basis.

16. Assignment. No party to this Agreement may assign any or all of its rights or obligations hereunder without the written consent of the other party hereto; provided, however, that (a) CEI may assign any or all of its rights and obligations pursuant to this Agreement to one or more of its Affiliates without the consent of the Company, and (b) the Company may collaterally assign all or any of its rights, title and interest under this Agreement to the administrative agent under the Credit Agreement (or to any other person acting as an agent, trustee or other representative of lenders under the Credit Agreement) (the “Administrative Agent”), from time to time upon written notice to CEI. Upon written notice by the Administrative Agent to CEI, the Administrative Agent and its designees shall be entitled to exercise, following the occurrence and during the continuance of any default or event of default under the Credit Agreement, any and all right, title and interest of the Company under Sections 4, 5, 10, 12 and 15 of this Agreement and under the CEI Promissory Note in accordance with the terms hereof and thereof. In the event the Credit Agreement shall have been refinanced or replaced, in whole or in part, with any other loan or credit agreement, indenture or other debt agreement, each of the parties agrees to execute and deliver, upon request of the Administrative Agent, such document or documents (including any restatement hereof or supplement hereto) as the Administrative Agent may reasonably request to vest in any person acting as an agent, trustee or other representative of lenders, noteholders or other providers of credit under such loan or credit agreement, indenture or other debt agreement the rights, privileges and benefits of the Administrative Agent under this Agreement, but without expanding, increasing or otherwise affecting in any way such rights, privileges and benefits, and in no event shall the term of this Agreement be extended.

17. Acceleration. (a) If an order of relief shall have been entered against the Company in any bankruptcy or insolvency proceeding, or the Company shall admit in writing its inability to pay its debts as they mature, or the Company shall make a general assignment for the benefit of its creditors; or the Company shall apply for or consent to the appointment of any receiver, trustee, or similar officer for all or any substantial part of its property, or such receiver, trustee or similar officer shall be appointed without the application or consent of the Company and such appointment shall continue without discharge for a period of ninety (90) days; or the Company shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or any such proceeding shall be instituted (by petition, application or otherwise) against the Company and shall remain without dismissal for a period of ninety (90) days; then, in each such case, (i) the full amount of any Cash Advance, together with accrued interest thereon and all other amounts due by the Company hereunder, shall immediately and automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

(b) If an order of relief shall have been entered against CEI in any bankruptcy or insolvency proceeding, or CEI shall admit in writing its inability to pay its debts as they mature, or CEI shall make a general assignment for the benefit of its creditors; or CEI shall apply for or consent to the appointment of any receiver, trustee, or similar officer for all or any substantial part of its property, or such receiver, trustee or similar officer shall be appointed without the application or consent of CEI and such appointment shall continue without discharge for a period of ninety (90) days; or CEI shall institute (by petition, application, answer, consent or otherwise)

any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or any such proceeding shall be instituted (by petition, application or otherwise) against CEI and shall remain without dismissal for a period of ninety (90) days; then, in each such case, (i) the full amount of the Depository Amount, together with accrued interest thereon and all other amounts due by CEI hereunder, shall immediately and automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by CEI.

18. No Waiver. No waiver or purported waiver by the Company or CEI of any rights or claims against CEI or the Company, as applicable, shall be effective to waive any of the rights or claims of the parties hereto arising pursuant to this Agreement unless such waiver specifically references this Agreement and such rights and claims. For the avoidance of doubt, neither the Depository Amount nor any Cash Advance shall be (or shall be deemed to be) a dividend by the Company to CEI or a capital contribution by CEI to the Company, respectively, but shall represent debt obligations to be repaid in accordance with the terms and provisions of this Agreement.

19. Governing Law. This Agreement is governed by the laws of the State of Georgia without regard to the conflict of laws provisions thereof.

20. Entire Agreement. This Agreement supersedes all prior negotiations, discussions, correspondence, communications and prior agreements among the parties relating to the subject matter herein.

21. Credit Agreement. Notwithstanding anything to the contrary set forth herein or in the Company Promissory Note, including Section 9 hereof, no repayment of any Cash Advance shall be made, or shall be required to be made, by the Company at any time if such repayment is not permitted at such time to be made under the terms of the Credit Agreement. Each of CEI and the Company agrees that the Administrative Agent is an express third party beneficiary of this Agreement and the CEI Promissory Note, and is entitled to specifically enforce the obligations hereunder or thereunder of the parties hereto or thereto.

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IN WITNESS WHEREOF, each of AutoTrader.com, Inc. and Cox Enterprises, Inc. have executed this Amended and Restated Cash Management Agreement effective as of the date first set forth above.

AUTOTRADER.COM, INC.

By:	/s/ David B. Amundsen
Name: David B. Amundsen
Title: Vice President, Finance

COX ENTERPRISES, INC.

By:	/s/ Richard J. Jacobson
Name: Richard J. Jacobson
Title: Senior Vice President